CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is dated November 28, 2011, and is entered into between Panjin Hengrun Biological Technology Development Co., Ltd. 盘锦恒润生物技术开发有限公司，a company with limited liability formed under the laws of the People’s Republic of China (“Party A”), and Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司， a company with limited liability formed under the laws of the People’s Republic of China (“Party B”). Party A and Party B are referred to collectively in this Agreement as the “Parties.”

RECITALS

A.	Party A is company with limited liability formed under the laws of the People’s Republic of China.

B.	Party B is a company with limited liability formed under the laws of the People’s Republic of China;

C.	The Parties desire that Party A provide consulting services and relevant services to Party B, for compensation.

D.	The Parties are entering into this Agreement to set forth the terms and conditions under which Party A shall provide consulting services to Party B.

NOW THEREFORE, the Parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement the following terms shall have the following meanings:

“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Consulting Services Fee” shall be as defined in Clause 3.1.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person.

 “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including. without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body.

“PRC” means the People’s Republic of China.

“Services” means the services to be provided under the Agreement by Party A to Party B, as more specifically described in Clause 2; in this Agreement a reference to a Clause, unless the context otherwise requires, is a reference to a clause of this Agreement.

1.2 The headings in this Agreement shall not affect the interpretation of this Agreement.

2. RETENTION AND SCOPE OF SERVICES

2.1 Party B hereby agrees to retain the services of Party A, and Party A accepts such appointment, to provide to Party B services in relation to the current and proposed operations of Party B’s business in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation:

(a) General Business Operation. Advice and assistance relating to development of the general business operations of Party B.

(b) Human Resources.

(i) Advice and assistance in relation to the staffing of Party B, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Party B;

(ii) Training of management, staff and administrative personnel;

(iii) Assistance in the development of sound payroll administrative controls in Party B;

(iv) Advice and assistance in the relocation of management and staff of Party B;

(c) Research and Development

(i) Advice and assistance in relation to research and development of Party B;

(ii) Advice and assistance in strategic planning; and

(d) Other. Such other advice and assistance as may be agreed upon by the Parties.

2.2 Exclusive Services Provider. During the term of this Agreement, Party A shall be the exclusive provider of the Services. Party B shall not seek or accept similar services from other providers unless the prior written approval is obtained from Party A.

2.3 Intellectual Properties Related to the Services. Party A shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties. If Party B must utilize any intellectual property, Party A agrees to grant an appropriate license to Party B on terms and conditions to be set forth in a separate agreement.

2.4 Pledge. Party B shall permit and cause Party B’s shareholders to pledge the equity interests of Party B to Party A for securing the Fee that should be paid by Party B pursuant to this Agreement.

3. PAYMENT

3.1 General.

(a) In consideration of the Services provided by Party A hereunder, Party B shall pay to Party A during the term of this Agreement a consulting services fee (the “Consulting Services Fee”), payable in RMB each quarter, equal to all of its post-tax net income for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such quarterly payment shall be made within 15 days after receipt by Party A of the financial statements referenced above.

(b) Party A shall bear the losses of Party B. For any year within the term of this Agreement, if Party B records a net loss, Party A shall pay to Party B a cash payment equal to the total post-tax net loss that Party B records for such year. Party A shall also assume the liabilities of Party B during the term of this Agreement. During the term of this Agreement, if Party B has no sufficient funds to repay its debts or other liabilities, Party A is responsible for paying off these liabilities on behalf of Party B.

 (c) Party B will permit, from time to time during regular business hours as reasonably requested by Party A, or its agents or representatives (including independent public accountants, which may be Party B’s independent public accountants), (i) to conduct periodic audits of books and records of Party B, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Party B (iii) to visit the offices and properties of Party B for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by Party B hereunder with any of the officers or employees of Party B having knowledge of such matters. Party A may exercise the audit rights provided in the preceding sentence at any time, provided that Party A provides ten days written notice to Party B specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Party B’s normal operations.

3.2 Party B shall not be entitled to set off any amount it may claim is owed to it by Party A against any Consulting Services Fee payable by Party B to Party A unless Party B first obtains Party A’s written consent.

3.3 The Consulting Services Fee shall be paid in RMB by wire transfer to a bank account or accounts specified by Party A, as may be specified in writing from time to time.

3.4 Should Party B fail to pay all or any part of the Consulting Service’s Fee due to Party A in RMB under this Clause 3 within the time limits stipulated, Party B shall pay to Party A interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.

3.5 All payments to be made by Party B hereunder shall be made free and clear of and without deduction for or on account of tax, unless Party B is required to make such payment subject to the deduction or withholding of tax.

4. FURTHER TERMS OF COOPERATION

4.1 All business revenue of Party B shall be directed in full by Party B into a bank account(s) nominated by Party A.

5. UNDERTAKINGS OF PARTY B

Party B hereby agrees that, during the term of the Agreement:

5.1 Information Covenants. Party B will furnish to Party A:

5.1.1 Quarterly Reports. As soon as available and in any event within forty-five (45) days after each Quarterly Date (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of the Party B and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date and the related consolidated and consolidating balance sheets as at the end of such quarterly period, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Party B, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of the Party B and its subsidiaries, if any, in accordance with PRC general accepted accounting principles applied on a consistent basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).

5.1.2 Annual Audited Accounts. Within six (6) months of the end of the financial year, the annual audited accounts of Party B to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the PRC generally accepted accounting principles, consistently applied.

5.1.3 Notice of Litigation. Promptly, and in any event within one (1) business day after an officer of Party B obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against Party B which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B.

5.1.4 Other Information. From time to time, such other information or documents (financial or otherwise) as Party A may reasonably request. For purposes of this Agreement, a “Quarterly Date” shall mean the last day of March, June, November and December in each year, the first of which shall be the first such day following the date of this Agreement; provided that if any such day is not a business day in the PRC, then such Quarterly Date shall be the next succeeding business day in the PRC.

5.2 Books, Records and Inspections. Party B will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Party B will permit officers and designated representatives of Party A to visit and inspect, under guidance of officers of Party B, any of the properties of Party B, and to examine the books of record and account of Party B and discuss the affairs, finances and accounts of Party B with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as Party A may request.

5.3 Corporate Franchises. Party B will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.

5.4 Compliance with Statutes, etc. Party B will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business arid the ownership of its property, including without limitation maintenance of valid and proper government approvals and licenses necessary to provide the services, except that such noncompliances could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B.

6. NEGATIVE COVENANTS

Party B covenants and agrees that, during the term of this Agreement, without the prior written consent of Party A.

6.1 Equity. Party B will not issue, purchase or redeem any equity or debt securities of Party B.

6.2 Liens. Party B will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Party B whether now owned or hereafter acquired, provided that the provisions of this Clause 6.1 shall not prevent the creation, incurrence, assumption or existence of:

6.2.1 Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

6.2.2 Liens in respect of property or assets of Party B imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Party B or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

6.3 Consolidation, Merger, Sale of Assets, etc. Party B will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Party B may make sales of inventory in the ordinary course of business and (ii) Party B may, in the ordinary course of business, sell equipment which is uneconomic or obsolete.

6.4 Dividends. Party B will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party B with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5 Leases. Party B will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by Party B under agreements to rent or lease any real or personal property to exceed US$100,000 in any fiscal year of Party B.

6.6 Indebtedness. Party B will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Party B in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Party B.

6.7 Advances, Investment and Loans. Party B will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Parry A may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with Customary trade terms.

6.8 Transactions with Affiliates. Party B will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Party B, other than on terns and conditions substantially as favorable to Party B as would be obtainable by Party B at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and with the prior written consent of Party A.

6.9 Capital Expenditures. Party B will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be “capitalized in accordance with generally accepted accounting principles in the PRC and including capitalized lease obligations) during any period set forth below (taken as one accounting period) which exceeds in the aggregate for Party B the amount of commencing in the fiscal year.

6.10 Modifications to Debt Arrangements, Agreements or Articles of Association. Party B will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any Existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.11 Line of Business. Party B will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Party B’s business license except with the prior written consent of Party A.

7. TERM AND TERMINATION

7.1 This Agreement shall take effect on the date of execution of this Agreement. The term of this Agreement is ten (10) years unless terminated pursuant to Clause 7.2. This Agreement may be extended according to the written consent of Party A before the expiration of this Agreement. The term of extension will be decided unanimously through mutual agreement of the Parties.

7.2 This Agreement may be terminated:

7.2.1 by either Party giving written notice to the other Party if the other Party has committed a material breach of this Agreement (including but not limited to the failure by Party B to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 14 days, following receipt of such written notice;

7.2.2 either Party giving written notice to the other Party if the other Party becomes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they come due;

7.2.3  by either Party giving written notice to the other Party if, for any reason, the operations of Party A are terminated;

7.2.4 by either Party giving written notice to the other Party if the business license or any other license or approval material for the business operations of Party B is terminated, cancelled or revoked;

7.2.5 by either Party giving written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

7.2.6 by election of Party A with or without reason.

7.3 Any Party electing properly to terminate this Agreement pursuant to Clause 7.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability of Party B to pay any Consulting Services Fees already accrued or due and payable to Party A. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Party A by Party B hereunder, as well as all other amounts accrued but not yet payable to Party A by Party B, shall forthwith become due and payable by Party B to Party A.

8. PARTY B’S REMEDY UPON PARTY A’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Party A shall be entitled to remedies permitted under PRC laws, including without limitation compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

9. AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, Partner, legal representative, attorney or employee of the other for any purpose whatsoever. Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

10. GOVERNING LAW AND JURISDICTION

10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.2 Dispute Resolution. Any disputes arising from and related to this Agreement shall be settled by both parties through bona fide negotiations. If a dispute cannot be resolved through bona fide negotiations within ninety (90) days, parties hereby elect to have the United States District Court for the Southern District of New York to retain jurisdiction.

10.4 Cooperation; Disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

10.5 Continuing Obligations. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

11. ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Party A, however, may assign its rights and obligations hereunder to an Affiliate.

12. NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

13. GENERAL

13.1 The failure to exercise or de]ay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.2 Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

13.3 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

13.4 No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

13.5 This Agreement shall be executed in two originals in English.

IN WITNESS WHEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

 PARTY A:

Panjin Hengrun Biological Technology Development Co., Ltd.

盘锦恒润生物技术开发有限公司

Authorized Signing Officer:

/s/ Chin Yung Kong

____________________________

Chin Yung Kong

PARTY B:

Liaoning Dingxu Ecological Agriculture Development Co., Ltd.

辽宁鼎旭生态农业发展有限公司

Authorized Signing Officer:

/s/ Yong Huang

____________________________

Yong Huang